Exhibit 99.1

LMI Aerospace Shareholders Approve Merger Agreement for Acquisition by Sonaca Group

•	Key milestone to create a global aerostructures leader

•	Transaction expected to close by end of June pending remaining regulatory approvals

•	More than 99.4 percent of voting shareholders approved merger

ST. LOUIS, June 8, 2017 - LMI Aerospace Inc. (Nasdaq: LMIA) shareholders, at a special meeting held today, approved the merger agreement for the Sonaca Group’s acquisition of LMI. Under the terms of the agreement, LMI shareholders will be entitled to receive $14 per share in cash at the closing of the transaction.

“Shareholder approval is an essential milestone toward closing this transaction,” said Dan Korte, LMI Aerospace chief executive officer. “With the strong support our shareholders gave today, we are one step closer to building a bright future together with the Sonaca Group.”

“We look forward to welcoming LMI Aerospace to the Sonaca Group,” said Bernard Delvaux, Sonaca chief executive officer. “As complementary businesses with different core customers, we see opportunities to combine our strengths to better serve our customers and expand our market access globally.”

Approximately 76.7 percent of outstanding shares voted, with more than 99.4 percent of votes cast in favor of the merger agreement and related transactions. LMI shareholders also approved, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to LMI’s named executive officers in connection with the transaction. LMI will file with the Securities and Exchange Commission Form 8-K with the final voting results on all agenda items. This document also will be available at http://ir.lmiaerospace.com/.

The transaction is subject to customary closing conditions, including required regulatory approvals. Closing is expected by the end of June 2017.

About LMI Aerospace
LMI Aerospace Inc. is a leading supplier of structural assemblies, kits and components and provider of engineering services to the commercial, business and regional, and military aerospace markets. Manufacturing more than 40,000 products for a variety of platforms and providing turnkey engineering capabilities to support aircraft lifecycles, LMI offers complete, integrated solutions in aerostructures, engineering and program management. Headquartered in St. Louis, LMI has 21 locations across the United States and in Mexico, the United Kingdom and Sri Lanka. For more information, visit: www.lmiaerospace.com

About Sonaca Group
Sonaca Group is a global Belgian company active in the development, manufacturing and assembly of advanced structures for civil, military and space markets. The group is especially known for its capability to design and produce advanced structures such as wing movables and complex fuselages. Headquartered in Gosselies, Belgium, it has production facilities in China, Romania, Canada and Brazil. Sonaca Group also supplies engineering services, large sheet metal elements, wing panels, composite structures and machined components. For more information, visit www.sonaca.com.

Forward-looking Statements
This news release may include forward-looking statements with respect to the proposed merger between LMI and the Sonaca Group. Where, in any forward-looking statement, LMI or its management expresses an expectation or belief as to future results or actions, there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. Such forward-looking statements are not guarantees and are inherently subject to various risks and uncertainties, many of which are beyond LMI’s ability to control or predict, that could cause actual results and events to differ materially from the forward-looking statements. These risks and uncertainties may include, among other things, uncertainties and risks arising from the announcement of and failure to consummate the proposed merger transaction or realize the benefits contemplated therefrom, and the satisfaction of the closing conditions for the merger, including receipt and timing of regulatory approvals of the merger, as well as those Risk Factors detailed in LMI's Annual Report on Form 10-K/A (Amendment No. 1) for the fiscal year ended December 31, 2016, as filed with the SEC on April 4, 2017, and any risk factors set forth in LMI’s other filings with the Securities and Exchange Commission. Any forward-looking statements included in this document are only made as of the date of this document and LMI disclaims any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances.

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Contact:

Amy Horton LMI Aerospace +1 636-916-2130 ahorton@lmiaerospace.com	Sandra Alonzo Sonaca Group +32 71 255 329 Sandra.alonzo@sonaca.com